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Exhibit 10.12

SEPARATION, WAIVER AND RELEASE AGREEMENT

        This Separation, Waiver and Release Agreement (this "Agreement") is entered by and between Health Net, Inc., a Delaware corporation (the "Company"), on the one hand, and Steven P. Erwin ("Employee"), on the other hand (collectively, the "Parties").

        WHEREAS, Employee was employed as the Executive Vice President and Chief Financial Officer of the Company, which title was relinquished by Employee on January 28, 2002; and

        WHEREAS, Employee and the Company both desire to transition Employee's duties as the Executive Vice President and Chief Financial Officer of the Company to other employees and officers of the Company and to terminate Employee's employment upon the terms and conditions set forth in this Agreement; and

        WHEREAS, the Company anticipates requiring ongoing cooperation and assistance from Employee relating to such transition; and

        WHEREAS, Employee desires to provide such cooperation and assistance upon the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the validity and sufficiency of which are expressly recognized, the Company and Employee hereby agree as follows:

        1.    Termination of Employment

          1.1  Employee's employment with the Company will terminate on January 1, 2003 (the "Termination Date"). Employee shall be entitled to his accrued and unpaid base annual salary in effect as of January 28, 2002 ("Base Salary"), less required payroll taxes and other applicable deductions, through the Termination Date. In addition, he shall continue to accrue paid-time-off ("PTO") through the Termination Date and it is acknowledged that Employee will receive a lump sum payment equal to the maximum amount of 384 hours of PTO, less required payroll taxes and other applicable deductions, accrued as of the Termination Date. Employee is not entitled to receive any payments under any bonus plans of the Company for the Plan Year 2002.

          1.2  On and after the Termination Date, Employee will not represent to anyone that he is an employee of the Company or any of its affiliated entities and will not say or do anything purporting to bind the Company or any of its affiliated entities, and during the Transition Period (as defined in Section 3.1 below). Employee will not say or do anything purporting to bind the Company or any of its affiliated entities except as necessary to perform the Transition Services (as defined in Section 3.1 below). As of January 28, 2002, Employee shall be deemed to have resigned from all officer and director positions with the Company and any of its affiliated entities that may be held by Employee.

        2.    Severance Benefits

          2.1  After Employee signs a further release agreement with the Company (the "Second Release Agreement") on or about the Termination Date updating Section 6 to cover the time period from the Effective Date (as defined in Section 7) up to and including the Termination Date and provided that Employee does not exercise his revocation rights during the seven-day revocation period following his signing of the Second Release Agreement such that it becomes effective on the eighth day of his execution (the "Second Effective Date"), Employee shall be entitled to receive (i) as a severance payment, either (a) a lump sum payment in the amount of $770,000 (less required payroll taxes and other applicable deductions) representing twenty-one (21) months of Employee's base annual salary in effect as of January 28, 2002, or (b) in the event of a Change of Control (as defined in Section 2.4), Employee will receive a lump sum payment in the amount of $1,210,000 (less required payroll taxes and other applicable deductions) representing thirty-three (33) months of Employee's base annual salary in effect as of January 28, 2002 and (ii) the Benefits referenced in Section 2.2 below.

          2.2  All medical and dental insurance maintained for Employee's benefit on the same terms and conditions provided immediately prior to the Termination Date (collectively, "Benefits") shall be continued by the Company for a period of twenty-one (21) months after the Termination Date; provided, however, in the event of a Change of Control (as defined in Section 2.4), Employee shall instead receive Benefits continued by the Company for a period of thirty-three (33) months after the Termination Date. The Company will continue such Benefits either through the payment of 100 percent of the applicable COBRA premiums by the Company or through the payment of 100 percent of the premiums on a comparable policy or policies. Accordingly, Employee agrees to execute all documents presented to him by the Company that are required to elect COBRA coverage on or after the Termination Date.

          2.3  Upon attainment of age 62, Employee shall become eligible for receipt of payment under the Company's Supplemental Executive Retirement Plan (the "SERP") according to the terms and conditions of the SERP, as modified pursuant to the acceleration of the vesting schedule set forth in his employment letter agreement dated March 11, 1998 (the "Employment Letter Agreement"). In the event of a Change of Control (as defined in Section 2.4), Employee will become fully vested in the SERP in the same manner as if Employee had been employed for 15 years and reached age 62.

          2.4  Change of Control shall mean any of the following which occurs prior to the Termination Date: (i) any person (as such term is defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), corporation or other entity (other than the Company or any employee benefit plan sponsored by the Company or any of its subsidiaries) is or becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company which ordinarily (and apart from rights accruing under special circumstances) have the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire the Company's securities) (the "Securities"); (ii) as a result of a tender offer, merger, sale of assets or other major transaction, the persons who are directors of the Company immediately prior to such transaction cease to constitute a majority of the Board of Directors of the Company (or any successor corporations) immediately after such transaction; (iii) the Company is merged or consolidated with any other person, firm, corporation or other entity and, as a result, the shareholders of the Company, as determined immediately before such transaction, own less than eighty percent (80%) of the outstanding Securities of the surviving or resulting entity immediately after such transaction; (iv) a tender offer or exchange offer is made and consummated for the ownership of twenty percent (20%) or more of the outstanding Securities of the company; (v) the Company transfers substantially all of its assets to another person, firm, corporation or other entity that is not a wholly-owned subsidiary of the Company; or (vi) the Company enters into a management agreement with another person, firm, corporation or other entity that is not a wholly-owned subsidiary of the Company and such management agreement extends hiring and firing authority over Employee to an individual or organization other than the Company.

          2.5  Notwithstanding any other provisions of this Agreement, in the event that (i) any payment or distribution by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change of Control or any person affiliated with the Company or such person, all such payments and distributions, including the severance payments and benefits provided for in this Section ("Total Payments")) would be subject (in whole or part) to the excise tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax") and (ii) there are any excess parachute payments (within the meaning of section 280G(b) of the Code), in the aggregate, in respect of such Total Payments in excess of $50,000, then the Company shall pay to Employee an additional cash payment (the "Tax Gross-up") so that after receipt of such Tax Gross-up, the payment of any additional federal, state and local income taxes on such Tax Gross-up amount and the payment of any Excise Taxes, Employee shall receive such net amount of Total Payments equal to the amount that he would have received if no Excise Tax was due; provided however that Employee shall cooperate in good faith with the Company to minimize the amount of the Excise Tax that may become payable by taking any such action or making any such election as may be reasonably requested by the Company in respect of the Total Payments due to Employee.

          2.6  Subject to the provisions of Section 2.7, all determinations required to be made under this Section, including whether and when a Tax Gross-Up is required and the amount of such Tax Gross-Up and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that, immediately prior to the Change of Control, was the Company's independent auditor (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Employee within fifteen (15) business days of the receipt of notice from Employee that Employee has received Total Payments, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Tax Gross-Up, as determined pursuant to this Section, shall be paid by the Company to Employee within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, then the Accounting Firm shall furnish to Employee a written opinion that failure to report the Excise Tax on Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of any uncertainty in the application of section 4999 of the Code at the time of the determination by the Accounting Firm hereunder, it is possible that Tax Gross-Up which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 2.7 and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee.

          2.7  Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Tax Gross-Up. Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall: (1) give the Company any information reasonably requested by the Company relating to such claim, (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (3) cooperate with the Company in good faith in order effectively to contest such claim, and (4) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Tax Gross-Up would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          2.8  If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 2.7, Employee becomes entitled to receive, and receives, any refund with respect to such claim, Employee shall (subject to the Company's complying with the requirements of Section 2.7) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 2.7, a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Tax Gross-Up required to be paid.

        3.    Cooperation in Transition Period

          3.1  From January 28, 2002 through the Termination Date (the "Transition Period"), and upon request by the Company after reasonable prior notice, Employee shall provide reasonable assistance to the Company and its designees with respect to the Company's transition of the management functions previously handled by Employee as the Executive Vice President and Chief Financial Officer of the Company to other employees and officers of the Company (collectively, the "Transition Services").

          3.2  It is agreed that Employee shall have the ability to undertake outside consulting services during the Transition Period provided that (i) such consulting services do not interfere with Employee's provision of the Transition Services in any way, (ii) such work is not provided to a Competitor of the Company as defined in Section 10 below, and (iii) unless the Company provides prior written consent, no single consulting engagement shall exceed ninety (90) consecutive days.

          3.3  During the Transition Period, Employee shall be provided with office space to the extent required to perform the Transition Duties requested by the Company; provided that all access to the Company's offices by Employee shall be coordinated through the office of the Company's General Counsel. The Company shall also continue to afford Employee his reserved parking space at the Company's headquarters through the later date to apply from the Transition Period or the Outplacement Services Period (as defined in Section 3.5); provided Employee continues to pay the monthly parking co-payment applicable to senior executives of the Company.

          3.4  Employee shall be entitled to continued participation as an active employee in all employee benefit plans maintained by the Company, including an automobile allowance of $1,000 per month (subject to payroll taxes and other applicable deductions) and reimbursement of up to $5,000 per calendar year for expenses incurred by Employee in receiving tax preparation assistance and/or financial planning services, during the Transition Period on the same terms and conditions applicable to Employee on the Effective Date.

          3.5  Employee shall be entitled to outplacement services offered under the Company's executive-level program for twelve (12) consecutive months commencing on a date selected by Employee in the year 2002; provided, however, receipt of such outplacement services will automatically cease once Employee secures full-time employment or consulting services not otherwise permitted under Section 3.2 (the "Outplacement Services Period").

          3.6  Employee acknowledges that no further PTO benefits will accrue after the Termination Date.

          3.7  Employee's participation in all Company employee benefit plans (except as provided for in Sections 2.2 and 2.3 of this Agreement) as an active employee shall cease on the Termination Date, and Employee shall not be eligible to make contributions to or to receive Company allocations under the Health Net, Inc. 401(k) Associate Savings Plan, or to make any deferrals pursuant to any deferred compensation plan of the Company on or after the Termination Date.

        4.    Cooperation in Litigation

        Upon request by the Company, Employee shall provide reasonable assistance and cooperation to the Company and its designees in activities related to the prosecution or defense of any pending or future lawsuits, arbitrations, regulatory inquiries or other legal proceedings or claims involving the Company or its affiliates (excluding any proceeding involving any alleged breach of this Agreement), and make himself available to Company representatives, including legal counsel, upon reasonable notice and without the need for issuance of any subpoena or similar process to testify in any such proceeding.

        5.    Expenses

        The Company shall reimburse Employee for his reasonable expenses that are consistent with the expense reimbursement policy of the Company and are incurred in connection with his activities undertaken pursuant to Sections 3 and 4 of this Agreement. All requests for reimbursement of such expenses shall be submitted to the attention of the office of the Company's General Counsel.

        6.    Waivers and Releases of Claims

          6.1  In consideration of the Company providing Employee those benefits and payments set forth herein, Employee knowingly and voluntarily enters into this Agreement and by signing this Agreement, Employee, on his own behalf and on behalf of his heirs, beneficiaries, successors, representatives, trustees, administrators and assigns, hereby waives and releases the Company, and each of its past, present and future officers, directors, shareholders, employees, attorneys, consultants, accountants, attorneys, agents, managers, insurers, sureties, parent and sister corporations, divisions, subsidiary corporations and entities, partners, joint venturers, affiliates, beneficiaries, successors, representatives and assigns (collectively, the "Released Parties"), from any and all claims, demands, damages, debts, liabilities, controversies, obligations, actions or causes of action of any nature whatsoever, whether based on tort, statute, contract, indemnity, rescission or any other theory of recovery, including but not limited to claims arising under federal, state or local laws prohibiting discrimination in employment, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Labor Code, the California Civil Code, the California Business and Professions Code, and the California Constitution, all as amended from time to time, or claims growing out of any alleged legal restrictions on the Company's right to terminate its employees and whether for compensatory, punitive, equitable or other relief, whether known or unknown, suspected or unsuspected, that Employee or Employee's successors-in-interest had, now has, or may hereafter claim to have by reason of any matter or thing arising from any cause whatsover on and before the date of Employee's execution of this Agreement, with the exception of claims arising under this Agreement, the SERP, and the Company's 1997 Stock Option Plan, along with the Employee's non-qualified stock option agreements dated March 11, 1998, December 4, 1998, February 14, 2000, and February 9, 2001 (collectively, the "Stock Option Agreements"). The provisions in this Section are not intended to prohibit Employee from filing a claim for unemployment insurance. Furthermore, it is expressly agreed that the payments set forth herein shall fully and finally release the Released Parties from all obligations it may have under any and all prior agreements with Employee, and that no other payments or benefits will be asserted or requested by Employee.

          6.2  Employee expressly waives any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Agreement. Employee makes this waiver with full knowledge of his rights and with specific intent to release both his known and unknown claims, and therefore specifically waives all rights under Section 1542 of the California Civil Code or any similar law against Released Parties. Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        Employee understands and acknowledges the significance and consequence of this Agreement and of such specific waiver of Section 1542 or any similar law, and expressly agrees that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations and causes of action herein above specified.

          6.3  Employee agrees forever to refrain from filing or otherwise initiating or causing to be initiated against the Released Parties any compliance review, suit, action, investigation or proceeding of any kind, or voluntarily participate in same, individually or as a representative, witness or member of a class, under contract, law or regulation, federal, state or local, pertaining to any claims released under Section 6, except to the extent required by law, order or regulation and Employee waives the right to any damages pursuant to any such action.

        7.    Review and Revocation Period

        Employee acknowledges that (i) Employee has not relied upon any representations, written or oral, not set forth in this Agreement and (ii) at the time Employee was given this Agreement, including the Waivers and Releases contained herein, Employee was informed in writing by the Company that (a) Employee had at least twenty-one (21) days in which to consider whether Employee would sign this

Agreement, (b) to the extent that Employee takes less than twenty-one (21) days to consider this Agreement prior to execution, Employee acknowledges that Employee had sufficient time to consider this Agreement with counsel and that Employee expressly, voluntarily and knowingly waives any additional time, (c) Employee should consult with an attorney before signing this Agreement, and (d) Employee had an opportunity to consult with an attorney or has voluntarily decided to sign this Agreement without consulting an attorney. Employee further acknowledges that he may revoke acceptance of this Agreement, including the Waivers and Releases contained herein, by delivering a letter of revocation no later than 5:00 p.m. Pacific Standard Time on the seventh (7th) day after Employee has signed this Agreement to: Health Net Corporate Legal Department, 21650 Oxnard Street, Woodland Hills, California 91367. Employee acknowledges that he understands that this Agreement, including the Waivers and Releases contained herein, will not become effective or enforceable until the date on which such seven (7) day-revocation period has expired (the "Effective Date"). Employee further agrees that in the event that he revokes this Agreement, it shall have no force or effect except to the extent otherwise expressly stated herein, and he shall have no right to receive any payment hereunder.

        8.    Return of Company Property

        Employee represents that (i) he has returned to the Company any and all building key(s), security pass or other access or identification cards and any and all Company property that was in his possession, including but not limited to, any documents, credit cards, computer equipment or data files (provided that Employee shall be entitled to keep his cell phone, fax machine, laptop computer, printer, and printer accessories); (ii) he has cleared all expense accounts; (iii) he has paid all amounts owed on any corporate credit card(s) which the Company previously issued to Employee and (iv) he has moved all cell phone and internet access accounts into his name in order to pay for such items personally. To the extent Employee has not complied with (i), (ii), (iii) and (iv) above, Employee will immediately do so.

        9.    Company Information

        Employee acknowledges and agrees that during the period of his employment by the Company, and by virtue of his obligations of ongoing cooperation as specified herein, Employee had and may continue to have access to and become acquainted with the Company's trade secrets and confidential and proprietary information, including but not limited to, various procedures, practices, information regarding the organization and operation of the Company, confidential customer information, marketing methods and compilations of records and information that are owned by the Company and that are regularly used in the operation of its business. The Parties agree that such items of information are important, material and confidential and/or proprietary information and affect the successful conduct of the Company's business and its goodwill, and that any breach of this Section shall be a material breach of this Agreement. All documents, memoranda, reports, files, correspondence, lists, and other written and graphic records affecting or relating to the Company's business that Employee may prepare, use, observe, possess or control shall be and remain the Company's sole property. Employee shall not without the Company's written consent, disclose (directly or indirectly), use, remove or copy any confidential, trade secret or proprietary information he acquired during the course of his employment by the Company, including without limitation, any technical, actuarial, economic, financial, procurement, provider, customer, underwriting, contractual, managerial, marketing or other information of any type that has economic value in the business in which the Company is engaged, but not including any previously published information or other information generally in the public domain.

        10.    Unfair Competition

          10.1     Employee hereby agrees that, during the Transition Period and the six (6)-month period following the Termination Date (the "Protected Period"), Employee shall not undertake any employment or activity (including, but not limited to, consulting services) with a Competitor (as defined below), in any geographic areas in which the Company operates (the "Market Area")

  where the loyal and complete fulfillment of the duties of the competitive employment or activity would inevitably call upon Employee to reveal, to make judgments on or otherwise use any confidential business information or trade secrets of the business of the Company to which Employee had access during his employment with the Company. For purposes of this Section, "Competitor" shall refer to any health maintenance organization or insurance company that provides managed health care or related services similar to those provided by the Company or any of its affiliates.

          10.2     In addition, Employee agrees that, during the Protected Period, Employee shall not, directly or indirectly, solicit, recruit, interfere with or induce any person, who is or was an employee of the Company or any of its subsidiaries at the time of such solicitation, recruitment, interference or inducement, to discontinue his relationship with the Company or any of its subsidiaries or to accept employment by, or enter into a business relationship with, Employee or any other entity or person.

          10.3     It is hereby further agreed that if any court of competent jurisdiction shall determine that the restrictions imposed in this Section are unreasonable (including, but not limited to, the definition of Market Area or Competitor or the time period during which this provision is applicable), the Parties hereby agree to any restrictions that such court would find to be reasonable under the circumstances.

          10.4     Employee acknowledges that a material breach or threatened breach by him/her of any of the provisions contained in this Section will cause the Company irreparable injury which may not be reasonably or adequately compensated for by damages in an action at law. Employee therefore agrees that the Company may be entitled, in addition to any other remedies, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Employee from any such violation or threatened violations.

        11.    Exercise of Company Options/Loan Forgiveness

          11.1     It is agreed that Employee shall only have three (3) months after the Termination Date (i.e., only until April 1, 2003) to exercise his outstanding vested options, at which time all outstanding options held by Employee which were not previously exercised shall expire. Employee's outstanding options shall continue to vest through the Termination Date, but all options not yet vested as of the Termination Date shall expire as of such date.

          11.2     It is acknowledged that the outstanding loan to Employee in the principal amount of $125,000 shall be forgiven (along with all accrued interest) by the Company on March 11, 2002, and that Employee shall be obligated to pay all taxes (including all applicable tax-withholding amounts) related to such forgiveness (except that the interest amount forgiven shall be "grossed up" by the Company for tax purposes).

        12.    Status as Officer and Director

          12.1     It is acknowledged that as of January 28, 2002, the Company no longer considers Employee to be an executive officer of the Company for purposes of securities laws or regulations.

          12.2     It is acknowledged that in accordance with Article VI, Section 1 of the Company's By-Laws, the Company will provide indemnification to Employee if he is ever made a party to any legal action, suit, or proceeding by reason of the fact that he was an officer or director of the Company through January 28, 2002. In addition, it is acknowledged that the Company's director and officer liability insurance will cover eligible acts committed by Employee as an officer or director of the Company through January 28, 2002.

        13.    No Admission of Liability

        Nothing contained herein shall be construed as an admission of any wrongful act, including but not limited to violation of any contract, express or implied, or any federal, state or local employment laws or regulations, and nothing contained herein shall be used for any purpose except in proceedings related to the enforcement of this Agreement.

        14.    No Disparagement

        Employee agrees not to make any public or private statements disparaging any of the Released Parties.

        15.    Successors; Binding Agreement

          15.1     This Agreement shall not be terminated by any merger or consolidation of the Company, irrespective of whether the Company is the surviving or resulting corporation, or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

          15.2     This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee shall die while any amounts would be payable to Employee hereunder had Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Employee to receive such amounts or, if no person is so appointed, to Employee's estate.

        16.    Severability and Enforceability

        If any part or term of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other part or term of this Agreement.

        17.    Choice of Law

        The interpretation, construction and performance of this Agreement shall be construed and governed by the laws of the State of Delaware without regard to its conflicts of laws rules.

        18.    Counterparts

        This Agreement may be executed in one or more counterparts, and may include multiple signature pages, all of which shall be deemed to be one instrument. Fully executed copies of this Agreement may be used in lieu of the original.

        19.    Entire Agreement

        This Agreement shall constitute the full and complete agreement of the Parties and shall supercede all prior agreements, communications, or understandings, whether oral or in writing, between Employee and Company on the subject matter hereof, including but not limited to the Employment Letter Agreement, but specifically not including the SERP (except as its terms have been modified in this Agreement) and the Stock Option Agreements. There may be no modification of the terms of this Agreement except in writing signed by both Parties.

        20.    Voluntary Agreement

        Employee acknowledges that he has had an opportunity to consult and be represented by counsel of his own choosing in the review of this Agreement including the Waivers and Releases contained herein, that he has been advised by the Company to do so, that Employee has read this Agreement and understands its terms, and that Employee enters into this Agreement freely, voluntarily, without coercion, and based on Employee's own judgment and that this Agreement fully and accurately reflects the content of any and all understandings and agreements between the Parties concerning the matters referenced herein, and that Employee is not relying upon any other representations or promises whatsoever as an inducement to execute this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below.

Employee		Health Net, Inc.
By:	/s/ STEVEN P. ERWIN	By:	/s/ JAY M. GELLERT
Name:	Steven P. Erwin	Name:	Jay M. Gellert

		Title:	President and Chief Executive Officer

Dated:	March 15, 2002	Dated:	March 15, 2002

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  Exhibit 10.12
SEPARATION, WAIVER AND RELEASE AGREEMENT